BLUE DOLPHIN ENERGY COMPANY

PRESS RELEASE
FOR IMMEDIATE RELEASE
June 11, 2012

BLUE DOLPHIN PURCHASES OPTION TO ACQUIRE INGLESIDE REFINERY SITE

HOUSTON, June 11, 2012 (GLOBE NEWSWIRE) -- Blue Dolphin Energy Company (OTCQX:BDCO) ("Blue Dolphin"), an independent energy company with refining, midstream and upstream operations, today announced its purchase of a 180 day option to acquire an idled refinery located in Ingleside, Texas (the “Refinery”) from Lazarus Energy Holdings, LLC (“LEH”), its largest shareholder. The Refinery is currently owned by Lazarus Texas Refinery I, LLC (“LTRI”), a wholly-owned subsidiary of LEH.

The Refinery was constructed between 1978 and 1980 and was operated only intermittently thereafter.  During its operating phase the Refinery had an operating capacity of approximately 40,000 barrels per day, producing naphtha, jet fuel, kerosene diesel and fuel oil. The Refinery consists of crude oil and condensate processing equipment, pipeline connections, trucking terminals and related storage, as well as a barge dock and receiving facility (the “Barge Dock”), which gives the Refinery access to the Gulf Intracoastal Waterway at Redfish Bay near Corpus Christi, Texas.  An 8-inch active pipeline, approximately half a mile in length, connects the Refinery to the Barge Dock.

Blue Dolphin also owns a refinery in Wilson County, Texas (the “Nixon Facility” or “Nixon”), located in the Eagle Ford Shale play, which is currently running approximately ten thousand (10,000) barrels per day of a light Eagle Ford crude oil (condensate).

“There is significant strategic value to the combined crude processing, transportation, as well as supply and distribution capabilities of the refineries at Nixon and Ingleside, Texas,” said Jonathan Carroll, Blue Dolphin’s Chief Executive Officer and President.

The Refinery sits on over 100 acres of land, including approximately 87 acres surrounding the Refinery on FM 2725 and approximately 15 acres with the Barge Dock.

The Refinery initially had 31 above ground storage tanks with a total capacity of 1,179,250 barrels. Currently, the Refinery has 210,000 barrels of storage capacity under a short term lease and another 475,000 barrels of storage capacity that is currently being refurbished and should be completed and available for lease over the next several months.

Historically, several pipeline systems connected the Refinery to other sites like the Harbor Island terminal, the former Bronco and Copano refinery properties and the Flint Hills Resource’s (“FHR”) waterborne terminal. FHR’s waterborne terminal in Ingleside, Texas ties into the Koch Pipeline System which also traverses the Nixon Facility.

“Access to the Barge Dock creates additional product marketing outlets for the Nixon Facility.  We expect this water access to expand our midstream opportunities, also creating crude oil marketing opportunities for the Eagle Ford Shale producers near Nixon and other nearby locations.  The storage, terminal, pipeline, barge, and processing aspects of the Refinery can be restarted and operated independently of each other depending on the business case.  This flexibility is what makes this option so valuable to us,” noted Mr. Carroll.

The Refinery requires refurbishment and re-commissioning similar to the work conducted by Blue Dolphin at Nixon. All of the Refinery’s tanks, vessels, pumps, piping, wiring, instrumentation and equipment will require inspection, repair and/or replacement prior to operation.  In addition, certain areas of the Refinery require additional environmental remediation prior to operation.  Blue Dolphin, should it exercise the option, will be required to reimburse LEH or LTRI for the cost of any refurbishment, re-commissioning or environmental remediation associated with the Refinery.

Blue Dolphin Energy Company (OTCQX:BDCO) is engaged in crude oil and condensate processing, as well as the gathering and transportation and the exploration and production of oil and natural gas. For additional company information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:
Jonathan P. Carroll
Chief Executive Officer and President
713-568-4725

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to: key supplier failure; loss of market share with or by a key customer; failure to comply with forbearance agreements relating to long-term indebtedness under which Blue Dolphin is in default; failure to realize anticipated benefits of acquired operations; volatility of refining margins; and the factors set forth under the heading “Risk Factors” in Part I, Item 1A of Blue Dolphin’s annual report on Form 10-K for the twelve month period ended December 31, 2011 and the heading “Risk Factors” in Part II, Item 1A of Blue Dolphin’s quarterly report on Form 10-Q for the three month period ended March 31, 2012.  Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Unless legally required, Blue Dolphin undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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